Exhibit 5.1

9275 W. Russell Road, Suite 240
Las Vegas, Nevada 89148
PH (702) 692-8000 | FX (702) 692- 8099
fennemorelaw.com

October 23, 2024

Agrify Corporation

2468 Industrial Row Drive

Troy, Michigan 48084

Re:	Agrify Corporation/Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to Agrify Corporation, a Nevada corporation (the “Company”), in connection with the issuance and sale by the Company of up to an aggregate of 313,333 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), which may be issued pursuant to a purchase agreement dated as of August 28, 2024 (the “ELOC Purchase Agreement”), by and between the Company and Ionic Ventures, LLC (“Ionic”), which provides that, upon the terms and subject to the conditions and limitations set forth therein, the Company has the right to direct Ionic to purchase up to an aggregate of $15,000,000 of shares of the Company’s Common Stock (the “Shares”) over the 36-month term of the ELOC Purchase Agreement.

The Shares are being registered under a Registration Statement on Form S-1 (Registration No. 333-282387) (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the ELOC Purchase Agreement;

(c) the Registration Rights Agreement dated August 28, 2024 by and between Agrify and Iconic;

Agrify Corporation

October 23, 2024

(d) Articles of Incorporation of the Company filed with the Nevada Secretary of State on June 6, 2016, as amended by the Certificate of Change Pursuant to NRS 78.209 filed with the Nevada Secretary of State on May 24, 2019, the Certificate of Amendment filed with the Nevada Secretary of State on January 7, 2020, the Certificate of Designation filed with the Nevada Secretary of State on January 9, 2020, the Certificate of Correction filed with the Nevada Secretary of State on January 9, 2020, the Certificate of Amendment to Certificate of Designation filed with the Nevada Secretary of State on March 19, 2020, the Certificate of Correction filed with the Nevada Secretary of State on August 11, 2020, the Certificate of Amendment to Designation filed with the Nevada Secretary of State on November 10, 2020, the Certificate of Amendment to Designation filed with the Nevada Secretary of State on January 12, 2021, the Certificate of Amendment filed with the Nevada Secretary of State on January 12, 2021, the Certificate of Correction filed with the Nevada Secretary of State on November 30, 2021, the Certificate of Amendment filed with the Nevada Secretary of State on July 11, 2022, the Certificate of Amendment filed with the Nevada Secretary of State on October 17, 2022, the Certificate of Amendment filed with the Nevada Secretary of State on March 1, 2023, the Certificate of Change Pursuant to NRS 78.209 filed with the Secretary of State of Nevada on June 30, 2023, and the Certificate of Amendment filed with the Nevada Secretary of State on January, 22, 2024;

(e) Second Amended and Restated Bylaws of the Company, adopted on August 9, 2024; and

(f) resolutions of the Board of Directors and such other matters as relevant related to the (i) approval of the ELOC Purchase Agreement and authorization of the Company to execute, deliver, and perform its obligations under the ELOC Purchase Agreement and (ii) such other matters as relevant.

We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (f) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a) the legal capacity and competency of all natural persons executing the Documents;

(b) the genuineness of all signatures on the Documents;

(c) the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies or forms;

(d) that the parties to such documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;

(e) that the ELOC Purchase Agreement is enforceable in accordance with its terms;

Agrify Corporation

October 23, 2024

(f) that at the time of issuance of any Shares, the Company validly exists and is duly qualified and in good standing under the laws of Nevada; and

(g) other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents.

We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of its shares of Common Stock upon sale of the Shares.

Based on the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that the Shares have been duly authorized, and when issued under the terms as set forth in the ELOC Purchase Agreement, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (other than the securities laws and regulations of the State of Nevada, as to which we express no opinion). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Shares.

Agrify Corporation

October 23, 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.

FENNEMORE CRAIG, P.C.

tmor/cdol